DE BEIRA GOLDFIELDS INC.
30 Ledgar Road, Balcatta 6021
Perth, Western Australia, Australia
Tel: +61 (08) 9240 1377 - Fax: +61 (08) 9240 2406

Press Release

DE BEIRA APPOINTS KLAUS ECKHOF AS CHAIRMAN

Perth, Western Australia, Australia - May 30, 2006 - DE BEIRA GOLDFIELDS INC. (“DE BEIRA” or the “Company”) (NASD OTCBB: DBGF; Frankfurt: D1Q; WKN: A0JDS0) is pleased to announce that the Company has appointed Klaus Eckhof as the Chairman of DE BEIRA.

“It is with great pleasure that I welcome Klaus Eckhof to the Board of Directors of De Beira Goldfields Inc. as the company’s Chairman,” commented Reg Gillard. “Klaus and I have worked together for the last 19 years commencing with the highly successful Mt Edon Goldmines in Western Australia. “Since that time we have focussed on acquisitions and exploration in developing nations in Africa, Asia and latterly South America. This focus derives from a belief that there is a significantly greater chance of major discoveries as pioneers in frontier countries. Klaus has developed a unique expertise in recognizing these opportunities, negotiating their acquisition and managing the exploration process. Our most recent foray together has been in Moto Goldmines Ltd. which is rapidly becoming one of the great discovery stories of the decade. We look forward to working together in the unexplored Colombian Andes.”

Mr Eckhof is a qualified geologist and a member of the Australian Institute of Mining and Metallurgy. He migrated to Australia in 1988 to work for Mount Edon Gold Mines (Aust) Limited in Australia, Asia and Africa. Since 1994 Mr Eckhof has managed his own geological consultancy company and has considerable experience in assessing and acquiring mineral prospects around the world. He has been a director of Moto Goldmines Ltd. since January 2003 and is currently President & CEO of Moto Goldmines Ltd., which is listed on the Toronto Stock Exchange under the symbol "MGL".

About DE BEIRA GOLDFIELDS INC.

DE BEIRA is a Nevada based mineral exploration company. The Company has recently initiated a new program to evaluate undervalued assets for potential addition to its mineral claim portfolio.

The Company has recently entered into an agreement to earn up to 70% interest in the Titiribi Gold / Copper project in Colombia, South America. The agreement with the Goldplata Group of companies allows De Beira to earn an initial interest of 65% by sole funding US$8 million exploration expenditure within a 3 year period. After earning 65%, De Beira can elect to sole fund further expenditure in order to earn another 5% (giving it a total interest of 70%). The additional interest will be earned upon the earlier of completing a bankable feasibility study or spending a further US$12 million, both within a period of no more than 3 years.

The Titiribi Mining District is located 70km southeast of Medellin, Colombia. It comprises an important historic gold - silver producing region with excellent infrastructure and a mining history extending over the last 200 years.

Mining operations focussed historically on high grade (>15g/t Au) gold - silver replacement mantos and fault controlled veins hosted within sedimentary rocks.

Limited modern exploration was undertaken by various companies (Ace Resources Ltd and Goldfields of South Africa) who during the period of sub US$300 gold price delineated a low grade Au-Cu resource. Goldfields drilled 2,500m and estimated a drill indicated resource (not to F43 101) of 220 million tonnes @ ~ 1g/t Au (Au + Cu equivalent) for ~ 7 million oz (porphyry associated Au-Cu-Ag-Mo mineralisation).

As an exploration project the Titiribi area can be considered an under explored, district scale mineral system with a long term proven high grade production history. As high grade (>15g/t Au) mining ceased in the late 1930s’, there is significant potential, with modern methods, to delineate resources with grades of up to 5 g/t Au which in present circumstances could be converted to mineable deposits.

The Company has identified several target zones for an immediate drilling program, and expects to fast track the drilling programs subject to completion of a 30 day due diligence period.

This Press Release may contain, in addition to historical information, forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections or implied results. Please refer to DE BEIRA’s filings with the Securities and Exchange Commission for a summary of important factors that could affect DE BEIRA’s forward-looking statements. DE BEIRA undertakes no obligation to revise these statements following the date of this press release.

DE BEIRA GOLDFEILDS INC.

Per: “Reg Gillard”
Reg Gillard, Director